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Jessica Stejskal | SVP MarketingJustin Horstman | Director of Investor Relations
jessica.stejskal@bwbmn.com | 952.893.6860justin.horstman@bwbmn.com | 952.542.5169

October 26, 2021

Bridgewater Bancshares, Inc. Declares Preferred Stock Dividend

St. Louis Park, MN – Bridgewater Bancshares, Inc. (Nasdaq: BWB), the parent company of Bridgewater Bank, today announced that its Board of Directors has declared a quarterly cash dividend on its 5.875% Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) (Nasdaq: BWBBP).

A quarterly cash dividend of $42.43 per share ($0.4243 per depositary share, each representing a 1/100th interest in a share of the Series A Preferred Stock) is payable on December 1, 2021 to shareholders of record of the Series A Preferred Stock at the close of business on November 15, 2021.

About Bridgewater
Bridgewater Bancshares, Inc. is a St. Louis Park, Minnesota-based financial holding company. Bridgewater’s primary banking subsidiary, Bridgewater Bank, is a premier, full-service Twin Cities bank dedicated to serving the diverse needs of commercial real estate investors, entrepreneurs, business clients and high-net-worth individuals. By pairing a range of deposit, lending and business services solutions with a responsive service model, Bridgewater has seen continuous growth and profitability. With total assets of $3.2 billion and seven branches as of June 30, 2021, Bridgewater is considered one of the largest locally led banks in the State of Minnesota, and has received numerous awards for its growth, banking services and esteemed corporate culture.